Investor Relations Department Phone: 1-866-317-4677 www.arotech.com	Earnings News

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS 23% REVENUE INCREASE FOR THE SECOND QUARTER 2005

- Company continues to project growth in revenues and margins for 2005-

Auburn, Alabama, August 15, 2005 - Arotech Corporation (NasdaqNM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter ending June 30, 2005.

Second Quarter Results

On a GAAP Basis:

Revenues for the quarter reached $12.2 million, an increase of 23.3%, compared to $9.9 million for the corresponding period in 2004.

Gross Profit for the quarter was $3.6 million or 30% of revenues, compared to $3.4 million or 34% of revenues for the corresponding period in 2004. The decline results from a lower margin mix of products in some of Arotech’s subsidiaries.

The Company recorded an operating loss for the quarter of $4.5 million, compared to an operating loss of $2.0 million in the corresponding period in 2004. Operating expenses for the quarter included a write down of $2.4 million for impairment of goodwill and other intangible assets in relation to Arotech’s Armour of America subsidiary.

The Net Loss from continuing operations for the quarter was $5.4 million or ($0.07) per share, compared to a net loss of $4.4 million or ($0.07) per share for the corresponding period in 2004.

On a non-GAAP Basis:

On a non-GAAP basis, EBITDA, (Earnings Before Interest, Taxes, Depreciation and Amortization) was a negative $986,000, compared to a negative $1.3 million for the year ago quarter. EBITDA includes several non cash items such as expenses in the amount of $238,000 due to options and shares.

In response to SEC guidance, Arotech will no longer provide EBITDA adjusted for recurring non-cash charges. Until now, the Company has been recording Adjusted EBITDA, as it believes that this measure enhances understanding of its current financial performance and its progress towards cash-flow break even and towards GAAP profitability.

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“During the quarter, we continued to make progress towards achieving our goals for 2005,” said Robert S. Ehrlich, Arotech Chairman and CEO. The quarter was highlighted by the strong demand for our simulation training solutions and vehicle-armoring products, which we anticipate will continue throughout the year. In fact a few days ago, we announced new orders for almost $3 million in our vehicle armoring units.

“This strong demand was somewhat offset by the performance of our Armour of America, AoA, subsidiary which was below our expectations. As a result, we wrote down approximately $2.4 million in impairment charges. While we are disappointed with AoA’s progress, we believe that there are significant opportunities to be achieved under the right focus. We therefore recently hired a President of our Armor Division, who will focus special attention on improving AoA.

“Although overall revenues were slightly lower than expected, we were able to increase our revenues by over 23% this quarter compared to the second quarter of 2004 and by over 32% in the first half of this year compared to the corresponding period last year. With long sales cycles and lead times, the nature of our business is such that it is sometimes difficult to project operational results on a quarterly basis. Nevertheless, we continue to maintain our outlook for substantial growth from existing operations for the full year of 2005 and remain confident that the second half of the year will be stronger in comparison to both the first half of 2005 and the corresponding period in 2004.

“The organic growth of the Company has become our key focus and we are working diligently towards achieving net profitability through our existing operations. With our current portfolio of high-quality leading edge products, our well-established customer base and the increasing opportunities in the rapidly growing sectors in which we operate, we are hopeful that we can achieve net GAAP profitability at the end of 2006,” concluded Ehrlich.

Backlog

The Company’s backlog currently stands at $22 million.

Conference Call

Arotech Corporation will hold a conference call to discuss its second quarter 2005 results, today, Monday August 15, 2005, at 10:00 a.m. ET. Those wishing to take part in the conference call should call 1-800-946-0785 (U.S.) or +1-719-457-2661 (international) a few minutes before the 10:00 a.m. ET start time. In addition, a replay option will be available from Monday, August 15, 2005 at 2:00 p.m. ET until Wednesday, August 17, 2005 at 11:00 p.m. ET. The replay telephone number is 1-888-203-1112 (US); +1-719-457-0820 (international). The replay passcode is 8799664.

Results for the First Half, 2005

On a GAAP Basis:

Revenues for the first six months, 2005 reached $22.6 million, compared to $17.1 million for the corresponding period in 2004.

Gross Profit for the first six months, 2005, was $7.6 million or 34% of revenues, compared to $6.0 million or 35% of revenues for the corresponding period in 2004.

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The Operating Loss for the first six months, 2005, was $6.2 million, compared to an operating loss of $3.5 million in the corresponding period in 2004.

The Net Loss (including a loss of $200,000 from discontinued operations) for the six month period was $8.1 million or ($0.10) per share, compared to a net loss of $8.1 million or ($0.13) per share for the corresponding period in 2004. The Net Loss for the first half of 2004 included a $1.2 million deemed dividend to certain stockholders of common stock.

On a non-GAAP Basis:

On a non-GAAP basis, EBITDA, (Earnings Before Interest, Taxes, Depreciation and Amortization) for the first six months ending June 30, 2005, was a negative $1.6 million, compared to a negative $2.0 million for corresponding period in 2004. EBITDA includes several non cash items such as expenses in the amount of $518,000 due to options and shares.

As mentioned above, in response to SEC guidance, Arotech will no longer provide EBITDA adjusted for recurring non-cash charges.

Cash Position as at June 30, 2005

Cash-on-hand and cash equivalents, restricted securities and deposits due within one year and available-for-sale marketable securities stood at the end of the quarter at $4.2 million in cash and $1.0 million in restricted collateral securities and cash deposits due within one year, as compared with $6.7 million in cash and cash equivalents and $7.0 in restricted securities and deposits due within one year and $135,568 in marketable securities as at December 31, 2004.

Stockholders’ equity stood at the end of the quarter at approximately $58.5 million.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Simulation and Security and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Auburn, Alabama, and research, development and production subsidiaries in Alabama, Colorado, Michigan, California and Israel.

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COMPANY CONTACT:
Kim Kelly, VP Corporate Communications, 1-866-317-4677, kim@arotech.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary significantly. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. Dollars, except share data)

	Six months ended June 30,		Three months ended June 30,
	2005	2004	2005	2004
Revenues	$22,624,355	$17,110,502	$12,236,910	$9,928,248
Cost of revenues	14,981,150	11,131,967	8,609,276	6,574,747
Gross profit	7,643,205	5,978,535	3,627,634	3,353,501
Operating expenses:
Research and development	898,504	871,627	483,826	408,121
Selling and marketing	2,222,692	2,140,696	1,063,873	1,119,611
General and administrative	6,720,816	5,460,070	3,364,406	3,371,934
Amortization of intangible assets	1,646,241	992,025	823,153	496,013
Impairment of goodwill and other intangible assets	2,389,129	-	2,389,129	-
Total operating costs and expenses	13,877,382	9,464,418	8,124,387	5,395,679

Operating loss	(6,234,177)	(3,485,883)	(4,496,753)	(2,042,178)
Financial expenses, net	(1,306,466)	(3,231,356)	(837,608)	(2,152,811)
Loss before income taxes	(7,540,643)	(6,717,239)	(5,334,361)	(4,194,989)
Income tax expenses	(267,218)	(170,065)	(49,954)	(174,972)
Loss before minority interest in earnings of a subsidiary	(7,807,861)	(6,887,304)	(5,384,315)	(4,369,961)
Minority interest in earnings of a subsidiary	(71,153)	(26,708)	(38,199)	(26,162)
Loss from continuing operations	(7,879,014)	(6,914,012)	(5,422,514)	(4,396,123)
Loss from discontinued operations	(200,000)	-	(200,000)	-
Net loss	(8,079,014)	(6,914,012)	(5,622,514)	(4,396,123)
Deemed dividend to certain stockholders	-	(1,163,000)	-	-
Net loss attributable to common stockholders	$(8,079,014)	$(8,077,012)	$(5,622,514)	$(4,396,123)
Basic and diluted net loss per share from continuing operations	$(0.10)	$(0.11)	$(0.07)	$(0.07)
Basic and diluted net loss per share from discontinued operation	$(0.00)	$-	$(0.00)	$-
Basic and diluted net loss per share	$(0.10)	$(0.13)	$(0.07)	$(0.07)
Weighted average number of shares used in computing basic and diluted net loss per share	80,441,575	62,035,532	80,780,149	64,499,090

Reconciliation of Non-GAAP Financial Measure
To supplement Arotech’s consolidated financial statements presented in accordance with GAAP, Arotech uses a non-GAAP measure, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) to enhance overall understanding of Arotech’s current financial performance and its progress towards GAAP profitability.

EBITDA
	Six months ended June 30,		Three months ended June 30,
	2005	2004	2005	2004
Net loss from continuing operations before deemed dividend to certain shareholders (GAAP measure)	$(7,879,014)	$(6,914,012)	$(5,422,514)	$(4,396,123)
Add back:
Interest expense (income), net (after deduction of minority interest)	1,308,092	3,232,944	839,115	2,152,231
Taxes (after deduction of minority interest)	243,884	154,290	42,857	159,196
Depreciation of fixed assets (after deduction of minority interest)	606,589	518,332	308,479	281,924
Amortization of intangible assets	1,710,325	1,010,351	856,529	505,175
Impairment of goodwill and other intangible assets	2,389,129	-	2,389,129	-
EBITDA (LBITDA) (non-GAAP measure)	$(1,620,995)	$(1,998,095)	$(986,405)	$(1,297,597)

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